As filed with the Securities and Exchange Commission on May 24, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Independence Realty Trust, Inc.

(Exact name of registrant as specified in its charter)

MARYLAND	26-4567130
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Logan Square 100 N. 18th Street, 23rd Floor Philadelphia, PA	19103
(Address of Principal Executive Offices)	(Zip Code)

INDEPENDENCE REALTY TRUST, INC. 2016 LONG TERM INCENTIVE PLAN

(Full title of the plan)

James J. Sebra

Chief Financial Officer and Treasurer

Independence Realty Trust, Inc.

Two Logan Square

100 N. 18th Street, 23rd Floor

Philadelphia, PA 19103

(Name and address of agent for service)

(215) 243-9000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE
Common Stock, $0.01 par value per share	3,500,000	$7.62	$26,670,000	$2,686

(1)	The registrant is filing this Registration Statement to reflect an amendment and restatement of the Independence Realty Trust, Inc. Long Term Incentive Plan (the “LTIP”), which amendment and restatement was approved by the registrant’s stockholders at an annual meeting held on May 12, 2016. The amendment and restatement increased the number of shares of common stock of the registrant, par value $0.01 per share (“Common Stock”), reserved for issuance under the LTIP by 3.5 million shares and changed the name of the LTIP to the “Independence Realty Trust, Inc. 2016 Long Term Incentive Plan.” This Registration Statement also registers an indeterminate number of additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416 under the Securities Act of 1933 (the “Securities Act”).
(2)	Estimated solely for the purposes of calculating the registration fee, computed pursuant to Rules 457(c) and (h) under the Securities Act on the basis of the average of the high and low sales prices of a share of Common Stock, as reported on the NYSE MKT on May 20, 2016.

EXPLANATORY NOTE

Independence Realty Trust, Inc., a Maryland corporation (IRT), previously filed a Registration Statement on Form S-8 (Registration No. 333-191612), or the 2013 Registration Statement, with the Securities and Exchange Commission, or the SEC, on October 7, 2013, for the purpose of registering shares of IRT’s common stock, par value $0.01 per share, or common shares, reserved for issuance under the Independence Realty Trust, Inc. Long Term Incentive Plan, or the LTIP, and the Independence Realty Trust, Inc. Independent Directors Compensation Plan, or the IDCP. The IDCP operated as a sub-plan of the LTIP and common shares issued under the IDCP were issued under the LTIP. At the time of the filing of the 2013 Registration Statement, 800,000 common shares were authorized for issuance under the LTIP/IDCP.

On May 12, 2016, the stockholders of IRT voted to amend and restate the LTIP to, among other things (a) rename the LTIP the “Independence Realty Trust, Inc. 2016 Long Term Incentive Plan”, (b) increase the total number of common shares authorized for issuance under the LTIP by 3,500,000 common shares, to 4,300,000 common shares, and (c) terminate the IDCP with all future director awards to be made under the LTIP.

Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the 2013 Registration Statement, except as otherwise set forth herein.

Unless otherwise noted or unless the context otherwise requires, all references in this registration statement to “we,” “us,” “our,” “our company,” “IRT” or similar references means Independence Realty Trust, Inc. and its subsidiaries.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

ITEM	1. PLAN INFORMATION.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Introductory Note to Part I of Form S-8.

ITEM	2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM	3. INCORPORATION OF DOCUMENTS BY REFERENCE.

We file this registration statement on Form S-8 for the purpose of registering an additional 3,500,000 of our shares of common stock, par value $0.01 per share, issuable pursuant to the Independence Realty Trust, Inc. 2016 Long Term Incentive Plan. In accordance with General Instruction E to Form S-8, we incorporate by reference the contents of the 2013 Registration Statement, except as otherwise set forth herein.

Certain information about us is “incorporated by reference” to reports and exhibits we file with the Securities and Exchange Commission, or the SEC, that are not included in this registration statement. We disclose important information to you by referring you to these documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or any other subsequently filed document that is deemed to be incorporated by reference into this registration statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement. We incorporate by reference the documents listed below that we have filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2015 filed on March 11, 2016, which incorporates certain sections of our Definitive Proxy Statement on Schedule 14A filed on March 31, 2016.

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 filed on May 6, 2016.

•	Current Report on Form 8-K filed on May 17, 2016.

•	The description of our shares of common stock contained in our registration statement on Form 8-A filed on August 5, 2013.

All documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents. Nothing in this registration statement shall be deemed to incorporate information furnished to but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit to Form 8-K).

ITEM	4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM	5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM	6. INDEMNIFICATION OF TRUSTEES AND OFFICERS.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision.

The Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which our charter does not) indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the Maryland General Corporation Law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

To the maximum extent permitted by Maryland law, our charter authorizes us to obligate our company and our bylaws obligate us to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer and (b) any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner, member, manager, or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise (such persons being referred to herein as an Indemnitee) from and against any claim or liability to which an Indemnitee may become subject or which the Indemnitee may incur by reason of his, her or its service in such capacities. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Our charter and bylaws provide that neither the amendment, nor the repeal, nor the adoption of any other provision of the charter or bylaws will apply to or affect, in any respect, an indemnified person’s right to indemnification for any act or failure to act which occurred prior to such amendment, repeal or adoption.

To the extent that the indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and, therefore, unenforceable.

ITEM	7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM	8. EXHIBITS.

The Exhibits furnished as part of this registration statement on Form S-8 are identified in the Exhibit Index immediately following the signature pages of this registration statement. Such Exhibit Index is incorporated herein by reference.

ITEM	9. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on May 24, 2016.

INDEPENDENCE REALTY TRUST, INC.

By:	/s/ JAMES J. SEBRA
James J. Sebra Chief Financial Officer and Treasurer

[REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title with IRT	Date

/S/ SCOTT F. SCHAEFFER*	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 24, 2016
Scott F. Schaeffer

/S/ JAMES J. SEBRA	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 24, 2016
James J. Sebra

/S/ WILLIAM C. DUNKELBERG*	Director	May 24, 2016
William C. Dunkelberg

/S/ ROBERT F. MCCADDEN*	Director	May 24, 2016
Robert F. McCadden

/S/ MACK D. PRIDGEN III*	Director	May 24, 2016
Mack D. Pridgen III

/S/ RICHARD H. ROSS*	Director	May 24, 2016
Richard H. Ross

/S/ DEFOREST B. SOARIES, JR.*	Director	May 24, 2016
DeForest B. Soaries, Jr.

/S/ SHARON M. TSAO*	Director	May 24, 2016
Sharon M. Tsao

* By: JAMES J. SEBRA, Attorney-in-fact

/S/ JAMES J. SEBRA

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT

4.1.1	Fourth Amended and Restated Agreement of Limited Partnership of Independence Realty Operating Partnership, LP (“IROP”), dated as of May 7, 2013 (the “IROP LP Agreement”), incorporated by reference to Exhibit 4.1 to IRT’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 (the “2013 Q1 10-Q”).

4.1.2	Form of Exchange Rights Agreement for Partnership Units, incorporated by reference to Exhibit C of Exhibit 4.1.1 hereto.

4.1.3	First Amendment, dated as of August 20, 2013, to Fourth Amended and Restated Agreement of Limited Partnership of IROP, dated as of May 7, 2013, incorporated by reference to Exhibit 4.1 to Independence Realty Trust, Inc.’s (“IRT”), Current Report on Form 8-K filed on August 20, 2013.

4.1.4	Admission Agreement and Amendment dated as of May 7, 2014 to Fourth Amendment and Restated Agreement of Limited Partnership of IROP dated as of May 7, 2013, a corrected copy was incorporated by reference to Exhibit 4.3 to IRT’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, replacing the copy filed as Exhibit 4.1 to IRT’s Current Report on Form 8-K filed on May 7, 2014.

4.1.5	Admission Agreement and Amendment dated as of August 28, 2014 to Fourth Amendment and Restated Agreement of Limited Partnership of IROP dated as of May 7, 2013, incorporated by reference to Exhibit 4.5 to IRT’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 (the “2014 Q3 10-Q”).

4.1.6	Exchange Rights Agreement dated as of August 28, 2014 among IRT, IROP and the limited partners named therein, incorporated by reference to Exhibit 4.6 to the 2014 Q3 10-Q.

4.1.7	Admission Agreement and Amendment dated as of November 24, 2014 to Fourth Amendment and Restated Agreement of Limited Partnership of IROP, incorporated by reference to Exhibit 4.1.7 to IRT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “2014 10-K”).

4.1.8	Admission Agreement and Amendment dated as of December 30, 2014 to Fourth Amendment and Restated Agreement of Limited Partnership of IROP dated as of December 30, 2014, incorporated by reference to Exhibit 4.1.8 to the 2014 10-K.

4.1.9	Exchange Rights Agreement dated as of December 30, 2014 among IRT, IROP and the limited partners named therein, incorporated by reference to Exhibit 4.1.9 to the 2014 10-K.

4.1.10	Amendment dated as of January 1, 2015 to the IROP LP Agreement, incorporated by reference to Exhibit 4.1.10 to the 2014 10-K.

4.1.11	Exchange Rights Agreement, dated as of September 17, 2015, by and among Independence Realty Trust, Inc., IROP and Michael D. and Heidi Baumann, incorporated by reference to Exhibit 4.1 to IRT’s first Current Report on Form 8-K filed on September 18, 2015.

4.2	Registration Rights Agreement by and among IRT, IROP, RAIT Financial Trust and the RAIT Parties (as defined therein), dated as of July 26, 2013, incorporated by reference to Exhibit 10.2 to IRT’s Current Report on Form 8-K filed on August 1, 2013.

4.3	Independence Realty Trust, Inc. 2016 Long Term Incentive Plan, as amended and restated as of May 12, 2016, incorporated by reference to Exhibit 10.1 to IRT’s Current Report on Form 8-K filed on May 17, 2016

4.4	Termination of the Independence Realty Trust, Inc. Independent Directors Compensation Plan as of May 12, 2016, incorporated by reference to Exhibit 10.2 to IRT’s Current Report on Form 8-K filed on May 17, 2016

4.5	Articles of Restatement of IRT dated as of August 20, 2013, incorporated by reference to Exhibit 3.1 to IRT’s Current Report on Form 8-K filed on August 20, 2013.

4.6	Second Amended and Restated Bylaws of IRT, incorporated by reference to Exhibit 3.2 to the 2013 Q1 10-Q.

5.1	Opinion of Duane Morris LLP.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Duane Morris LLP (included in Exhibit 5.1). *

24.1	Power of Attorney. *

*        Filed herewith.